Exhibit 10.1

CONFIDENTIAL

Robert C. Milton, III

101 Warren Street, Apt. 540

New York, NY 10007

Re:                             Transition Agreement

Dear Rob:

This letter (“Agreement”) sets forth the agreement reached concerning your resignation from employment with CIFC Asset Management LLC, including its current and former parents, subsidiaries and affiliated entities, and their respective current and former successors, assigns, representatives, agents, attorneys, shareholders, members, officers, directors and employees, both individually and in their official capacities (collectively “CIFC”).

1.                                      Resignation and Transition Period

(a)                                 Effective at a mutually acceptable date no later than 6 weeks following June 26, 2015 (such period hereinafter referred to as the “Transition Period”), you are resigning from all positions that you currently hold with CIFC, including General Counsel, Chief Compliance Officer, Secretary of the Board of Directors and member of CIFC’s Operating Committee.  You shall sign any documents that CIFC may reasonably request you to sign to confirm such resignations.

(b)                                 You shall remain employed with CIFC during the Transition Period.  Your employment with CIFC shall end upon the end of the Transition Period.  Your salary shall remain unchanged during the Transition Period.  You shall also continue to have the opportunity to participate in CIFC’s fringe benefits, subject to satisfying the eligibility requirements for such benefits, including without limitation with respect to your weekly hours of work with respect to certain benefits.  You shall also be entitled to exercise your rights to receive reimbursement of business expenses in accordance with CIFC’s policies.  Notwithstanding the foregoing, you shall not accrue vacation pay during the Transition Period.  CIFC shall provide you with a lump-sum payment, less applicable withholdings and deductions, which represents the value of your accrued unused vacation as of June 26, 2015, if any.  During the Transition Period, you shall not be required to report to the offices of CIFC unless specifically requested.  During the Transition Period, you shall perform any transitional or other services that CIFC may reasonably request that relate to your responsibilities for CIFC.

(c)                                  CIFC acknowledges that you have rights to stock options pursuant to the CIFC Corp. 2011 Stock Option and Incentive Plan under agreements effective on the following dates: June 15, 2011, November 1, 2011, March 21, 2012 and December 13, 2012 (the “Stock Option Agreements”).  Each of the Stock Option Agreements is hereby amended by substituting “ninety (90) days” for “thirty (30) days” in Section 6(c) of each such Stock Option Agreement.  In addition, the non-competition obligations set forth in Section 7(b) of each such Stock Option Agreement and in your Non-Disclosure Agreement (as hereinafter defined) are hereby waived and deemed to be of no further force or effect.  In all other respects each of the Stock Option Agreements continues in full force and effect in accordance with its terms.

(d)                                 If this Agreement does not become effective in accordance with its terms as set forth below, either due to your failure to execute it within twenty-one (21) days from the date when it is offered to you or due to your exercise of your right to revoke it within seven (7) days of signing, or if you violate any of the terms of this Agreement or the Non-Disclosure Agreement, as defined below, your employment shall end immediately and no further pay or benefits will be provided to you beyond amounts earned to and including the date of termination, and in such event the modification of the Stock Option Agreements above shall have no force or effect.

(e)                                  Your April 14, 2011 agreement with CIFC Investment Management LLC entitled Non-Disclosure, Non-Competition, Non-Hiring, Non-Solicitation and Severance Agreement (the “Non-Disclosure Agreement”) shall continue in effect during and, to the extent applicable, after the Transition Period, except that you acknowledge that this Agreement supersedes in all respects Section 7 (“Severance Payments”) of the Non-Disclosure Agreement, and that under no circumstances will you be entitled to payments pursuant to such provision.

2.                                      In consideration for signing this Agreement and in exchange for the promises, covenants and waivers set forth herein, CIFC will, provided you have not revoked this Agreement as set forth below, pay you $200,000 less applicable deductions and withholdings for the period starting at the end of the Transition Period to December 7, 2015 as separation pay (the “Separation Pay Period”), provided that you continue to comply with the terms of this Agreement and with your continuing obligations under the Non-Disclosure Agreement.  The payments will be made in equal installments on a semi-monthly basis, and will be paid in accordance with the payroll instructions you currently have on file. Effective for the Separation Pay Period, CIFC shall pay 100% of the premium costs for continuation coverage for you under all of CIFC’s employee group health plans pursuant to the law known as COBRA.  In addition, nothing in this Agreement limits your rights under COBRA.

3.                                      In consideration of the payment described above and for other good and valuable consideration, you hereby release and forever discharge CIFC from all debts, obligations, promises, covenants, agreements, contracts, endorsements, bonds, controversies, suits, actions, causes of action, judgments, damages, expenses, claims or demands, in law or in equity, which you ever had, now have, or which may arise in the future, regarding any matter arising on or before the date of your execution of this Agreement, including but not limited to all claims (whether known or unknown) regarding your employment at or termination of employment from CIFC any contract (express or implied), any claim for equitable relief or recovery of punitive, compensatory, or other damages or monies, attorneys’ fees, any tort, and all claims for alleged discrimination based upon age, race, color, sex, sexual orientation, marital status, religion, national origin, handicap, disability, genetic information or retaliation, including any claim, asserted or unasserted, which could arise under Title VII of the Civil Rights Act of 1964; the Equal Pay Act of 1963; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act of 1990; the Americans With Disabilities Act of 1990; the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Genetic Information Nondiscrimination Act of 2008; the Family and Medical Leave Act of 1993; the Employee Retirement Income Security Act of 1974; the Civil Rights Act of 1991; the Worker Adjustment and Retraining Notification (“WARN”) Act of 1988; the New York State WARN Act; the New York State Human Rights Law; the New York City Human Rights Law; the New York State Labor Law; and any other federal, state or local laws, rules or regulations, whether equal employment opportunity laws, rules or regulations or otherwise, or any right under any CIFC pension, welfare, or stock plans. This Agreement may not be cited as, and does not constitute any admission by CIFC of, any violation of any such law or legal obligation.

4.                                      You represent, warrant and agree that you have not filed any lawsuits or arbitrations against CIFC, or filed or caused to be filed any claims, charges or complaints against CIFC in any administrative, judicial, arbitral or other forum, including any charges or complaints against CIFC with any international, federal, state or local agency charged with the enforcement of any law or any self-regulatory organization. You are not aware of any factual or legal basis for any legitimate claim that CIFC is in violation of any whistleblower, corporate compliance, or other regulatory obligation of CIFC under international, federal, state or local law, rule or CIFC policy. You further represent, warrant and agree that if you were ever aware of any such basis for a legitimate claim against CIFC, you informed CIFC of same.

5.                                      Nothing in this Agreement, including, but not limited to, paragraphs 3, 4, 7, 8, 9, 10, 12, 15 or 16, shall prohibit or restrict you (or your attorney) from filing a charge, testifying, assisting, or participating in any manner in an investigation, hearing or proceeding; responding to any inquiry; or otherwise communicating with, any administrative or regulatory agency or authority, including, but not limited to, the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), the Commodity Futures Trading Commission (CFTC), the Consumer Financial Protection Bureau (CFPB), the Equal Employment Opportunity Commission (EEOC) and the National Labor Relations Board (NLRB). To the extent any lawsuits, arbitrations, claims, charges or complaints are filed against CIFC in any administrative, judicial, arbitral or other forum, including any charges or complaints against CIFC with any international, federal, state or local agency by a third party or otherwise, you expressly waive any claim to any form of monetary or other damages, or any other form of recovery or relief in connection with any such proceeding.

6.                                      You represent, warrant and acknowledge that CIFC owes you no wages, commissions, bonuses, sick pay, personal leave pay, severance pay, vacation pay or other compensation or benefits or payments or form of remuneration of any kind or nature, other than that specifically provided for in this Agreement.

7.                                      You agree not to disclose, nor use for your benefit or the benefit of any other person or entity, any information received in connection with CIFC which is confidential or proprietary and (i) which has not been disclosed publicly by CIFC, (ii) which is otherwise not a matter of public knowledge or (iii) which is a matter of public knowledge but you know or have reason to know that such information became a matter of public knowledge through an unauthorized disclosure.  Proprietary or confidential information shall include information the unauthorized disclosure or use of which would reduce the value of such information to CIFC. Such information includes, without limitation, CIFC’s client lists, its trade secrets, any confidential information about (or provided by) any client or prospective or former client of CIFC, information concerning CIFC’s business or financial affairs, including its books and records, commitments, procedures, plans and prospects, products developed by CIFC, or current or prospective transactions or business of CIFC and any “inside information.” You agree that such information provides CIFC with a unique and valuable competitive advantage. You hereby confirm that you have delivered to CIFC and retained no copies of any written materials, records and documents (including those that are electronically stored) made by you or coming into your possession during the course of your employment with CIFC which contain or refer to any such proprietary or confidential information. You further confirm that you have delivered (or will deliver promptly following the Transition Period) to CIFC any and all property and equipment of CIFC, including laptop computers, smartphones, identification cards, and keys, etc., which may have been in your possession.

8.                                      You agree not to disclose the terms, contents or execution of this Agreement, the claims that have been or could have been raised against CIFC, or the facts and circumstances underlying this Agreement, except in the following circumstances:

(a)                                 You may disclose the terms of this Agreement to your immediate family, so long as such family member agrees to be bound by the confidential nature of this Agreement;

(b)                                 You may disclose the terms of this Agreement to (i) your tax advisors so long as such tax advisors agree in writing to be bound by the confidential nature of this Agreement (ii) taxing authorities if requested by such authorities and so long as they are advised in writing of the confidential nature of this Agreement or (iii) your legal counsel;

(c)                                  Pursuant to the order of a court or governmental agency of competent jurisdiction, in connection with a charge or complaint filed with a governmental agency, or for purposes of securing enforcement of the terms and conditions of this Agreement should that ever be necessary; and

(d)                                 If this Agreement is filed with the Securities and Exchange Commission or is otherwise publicly disclosed by the Company.

9.                                      You will not disparage CIFC, or issue any communication, written or otherwise, that reflects adversely on or encourages any adverse action against CIFC, except: (a) if testifying truthfully under oath pursuant to any lawful court order or subpoena, (b) otherwise responding to or providing disclosures required by law, or (c) in connection with any administrative or regulatory proceeding described in paragraph 5 of this Agreement. This includes any statement to or response to an inquiry by any member of the press or media, whether written, verbal, electronic, or otherwise.  For its part, CIFC shall direct all of its directors and executive officers not to disparage you, subject to the same exceptions set forth in the first sentence.

10.                               Upon service on you, or anyone acting on your behalf, of any subpoena, order, directive or other legal process requiring you to provide any information pertaining to CIFC, or to engage in conduct encompassed within paragraphs 7, 8 or 9 of this Agreement, you or your attorney shall immediately notify CIFC of such service and of the content of any testimony or information to be provided pursuant to such subpoena, order, directive or other legal process and within two (2) business days send to the undersigned representative of CIFC via overnight delivery (at CIFC’s expense) a copy of the documents that have been served upon you. Provided, however, that if you are requested to respond to an inquiry or provide testimony by or before any federal, state or local administrative or regulatory agency or authority about this Agreement or its underlying facts and circumstances, you (or your attorney) should fulfill your obligation to CIFC, as set forth in this paragraph, only after you have responded to the inquiry or provided the testimony sought.

11.                               CIFC may deduct or withhold from any compensation or benefits any applicable federal, state or local tax or employment withholdings or deductions resulting from any payments or benefits provided under this Agreement. In addition, it is CIFC’s intention that all payments or benefits provided under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), including without limitation the six month delay for payments of deferred compensation to “key employees” upon separation from service pursuant to Section 409A(a)(2)(B)(i) of the Code (if applicable), and this Agreement shall be interpreted, administered and operated accordingly. To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be interpreted in a manner so that no payment due to you shall be deemed subject to an “additional tax” within the meaning of Section 409A(a)(1)(B) of the Code.  Further, you shall not be considered to have terminated employment with CIFC for purposes of this Agreement unless you have incurred a “separation from service” from the Bank within the meaning of Treasury Regulation §1.409A-1(h)(1)(i) promulgated under Section 409A of the Code.  If under this Agreement an amount is to be paid in installments, each installment shall be treated as a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii). Notwithstanding anything to the contrary herein, CIFC does not guarantee the tax treatment of any payments or benefits under this Agreement, including without limitation under the Code, federal, state, local or foreign tax laws and regulations. In no event may you, directly or indirectly, designate the calendar year of any payment under this Agreement. In the event the period of notice and payment referenced in paragraph 2 of this Agreement ends in the taxable year following your termination of employment, any severance payment or deferred compensation payment shall be paid or commence in such subsequent taxable year if required under Section 409A of the Code.

12.                               You agree that you will assist and cooperate with CIFC in connection with the defense or prosecution of any claim that may be made against or by CIFC, or in connection with any ongoing or future investigation or dispute or claim of any kind involving CIFC, including meeting with CIFC’s counsel, any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including testifying in any proceeding to the extent such claims, investigations or proceedings relate to services performed or required to be performed by you, pertinent knowledge possessed by you, or any act or omission by you. You further agree to perform all acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this paragraph.

13.                               This Agreement constitutes the entire agreement between CIFC and you, and supersedes and cancels all prior and contemporaneous written and oral agreements, if any, between CIFC and you, except as set forth in this Section 13. You affirm that, in entering into this Agreement, you are not relying upon any oral or written promise or statement made by anyone at any time on behalf of CIFC.  Notwithstanding the foregoing, the Stock Option Agreements and the Non-Disclosure Agreement shall remain in effect, except as such agreements are modified or superseded in part pursuant to paragraph 1 above.

14.                               This Agreement is binding upon you and your successors, assigns, heirs, executors, administrators and legal representatives.

15.                               If any of the provisions, terms or clauses of this Agreement is declared illegal, unenforceable or ineffective in a legal forum, those provisions, terms and clauses shall be deemed severable, such that all other provisions, terms and clauses of this Agreement shall remain valid and binding upon both parties.

16.                               Without detracting in any respect from any other provision of this Agreement:

(a)                                 You, in consideration of the payment provided to you as described in paragraph 2 of this Agreement, agree and acknowledge that this Agreement constitutes a knowing and voluntary waiver of all rights or claims you have or may have against CIFC as set forth herein, including, but not limited to, all rights or claims arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), including, but not limited to, all claims of age discrimination in employment and all claims of retaliation in violation of the ADEA; and you have no physical or mental impairment of any kind that has interfered with your ability to read and understand the meaning of this Agreement or its terms, and that you are not acting under the influence of any medication or mind-altering chemical of any type in entering into this Agreement.

(b)                                 You understand that, by entering into this Agreement, you do not waive rights or claims that may arise after the date of your execution of this Agreement, including without limitation any rights or claims that you may have to secure enforcement of the terms and conditions of this Agreement.

(c)                                  You agree and acknowledge that the consideration provided to you under this Agreement is in addition to anything of value to which you are already entitled.

(d)                                 CIFC hereby advises you to consult with an attorney prior to executing this Agreement.

(e)                                  You acknowledge that you were informed that you had at least twenty-one (21) days in which to review and consider this Agreement and to consult with an attorney regarding the terms and effect of this Agreement.

(f)                                   Nothing in this Agreement shall prevent you (or your attorneys) from (i) commencing an action or proceeding to enforce this Agreement or (ii) exercising your right under the Older Workers Benefit Protection Act of 1990 to challenge the validity of your waiver of ADEA claims set forth in paragraph 3 of this Agreement.

17.                               You may revoke this Agreement within seven (7) days from the date you sign this Agreement, in which case this Agreement shall be null and void and of no force or effect on either CIFC or you. Any revocation must be in writing and received by CIFC before the end of the seventh day after this Agreement is executed by you.  Such revocation must be sent to the undersigned at CIFC.

18.                               This Agreement may not be changed or altered, except by a writing signed by CIFC and you. This Agreement is entered into in the State of New York, and the laws of the State of New York will apply to any dispute concerning it, excluding the conflict-of-law principles thereof. Furthermore, any action regarding this Agreement or its enforcement shall be subject to the exclusive jurisdiction of the courts of New York County, New York. Finally, to the extent permissible under applicable law, you hereby agree to waive your right to a jury trial in connection with any claim you may have against CIFC.

YOU EXPRESSLY ACKNOWLEDGE, REPRESENT AND WARRANT THAT YOU HAVE READ THIS AGREEMENT CAREFULLY; THAT YOU FULLY UNDERSTAND THE TERMS, CONDITIONS AND SIGNIFICANCE OF THIS AGREEMENT; THAT YOU HAVE HAD A FULL OPPORTUNITY TO REVIEW THIS AGREEMENT WITH AN ATTORNEY; THAT YOU UNDERSTAND THAT THIS AGREEMENT HAS BINDING LEGAL EFFECT; AND THAT YOU HAVE EXECUTED THIS AGREEMENT FREELY, KNOWINGLY AND VOLUNTARILY.

PLEASE READ CAREFULLY. THIS AGREEMENT HAS IMPORTANT LEGAL CONSEQUENCES.

Date: June 26, 2015	/s/ Robert C. Milton, III
Robert C. Milton, III

On this 26th day of June 2015, before me personally came Robert C. Milton, III, to me known to be the individual described in the foregoing instrument, who executed the foregoing instrument in my presence, and who duly acknowledged to me that s/he executed the same.

/s/ Paulette P. Clarke
Notary Public

CIFC Asset Management LLC
	By:	CIFC Asset Management Holdings LLC,
its sole member
	By:	CIFC Corp., its sole member

Date: June 26, 2015	/s/ Andrew Intrater
Andrew Intrater
Chairman of the Compensation Committee

You must sign and return this Agreement to Suzanne Segur no later than the end of the 21st day following receipt of this document or irrevocably lose the opportunity to receive the consideration detailed herein. You received this Agreement on June 26, 2015.